Exhibit 3.3

SERIES A CONVERSION AGREEMENT

This Series A Conversion Agreement (this “Agreement”) is dated as of the Agreement Date and is between the Company, the Purchasers and the Key Holders.

The parties agree as follows:

1.           DEFINITIONS. Capitalized terms used and not otherwise defined in this Agreement or the Exhibit and Schedules thereto have the meanings set forth in Exhibit A.

2.           INVESTMENT. Subject to the terms and conditions of this Agreement, including the Agreement Terms set forth in Exhibit B, (i) at the applicable Closing, the Company shall sell and issue to each Purchaser at such Closing that number of shares of Series A Preferred Stock set forth opposite such Purchaser’s name on Schedule 1, at a price per share equal to the Conversion Price (subject to any applicable discounts when all or a portion of such Conversion Price is being paid by cancellation of indebtedness of the Company to such Purchaser) and (ii) each Purchaser, the Company, and each Key Holder agrees to be bound by the obligations set forth in this Agreement and to grant to the other parties hereto the rights set forth in this Agreement.

3.           ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) together with the Restated Charter constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

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EXHIBIT A

DEFINITIONS

1. OVERVIEW DEFINITIONS.

“Agreement Date” means       April 24, 2018                              .

“Company” means NowRx, Inc.

“Governing Law” means the laws of the state of Delaware.

“Dispute Resolution Jurisdiction” means the federal or state courts located in California.

“State of Incorporation” means Delaware.

“Stock Plan” means the Company’s 2015 Stock Incentive Plan.

2. DEFINITIONS.

“Conversion Price” means $2.00 per share (subject to any discounts applicable where all or a portion of such Conversion Price is being paid by cancellation of indebtedness of the Company to such Purchaser).

“Total Series A Investment Amount” means up to an aggregate amount of $3,658,545.20.

“Total Shares Authorized for Sale” means the number of shares of Series A Preferred Stock equal to the quotient of (x) Total Series A Preferred Stock Investment Amount divided by (y) the Conversion Price (subject to any discounts applicable where all or a portion of such Conversion Price is being paid by cancellation of indebtedness of the Company to such Purchaser), rounded up to the next whole share.

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SCHEDULE 1

SCHEDULE OF PURCHASERS & KEY HOLDERS

PURCHASERS:

Name and E-Mail of Purchaser	Series A Preferred Stock Shares Purchased	Indebtedness Cancellation	Cash Payment	Total Purchase Amount

Schedule 1-1

KEY HOLDERS:

Name of Key Holder	Shares of Common Stock Held

Cary Breese	3,617,600

Sumeet Sheokand	3,182,400

Barry Karlin	1,700,000

Schedule 1-6

EXHIBIT B

AGREEMENT TERMS

1.           PURCHASE AND SALE OF SERIES A PREFERRED STOCK.

1.1         Sale and Issuance of Series A Preferred Stock.

1.1.1       The Company shall adopt and file the Company’s restated organizational documents, as applicable (e.g. certificate of incorporation), in substantially the form of Exhibit C attached to this Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) (the “Restated Charter”) with the Secretary of State of the State of Incorporation on or before the Initial Closing.

1.1.2       Subject to the terms and conditions of this Agreement, each investor listed as a “Purchaser” on Schedule 1 (each, a “Purchaser”) shall purchase at the applicable Closing and the Company agrees to sell and issue to each Purchaser at such Closing that number of shares of Series A Preferred Stock of the Company (“Series A Preferred Stock”) set forth opposite such Purchaser’s name on Schedule 1, at a Conversion Price per share equal to the Conversion Price.

1.2         Closing; Delivery.

1.2.1       The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company and the Purchasers mutually agreed upon, orally or in writing (which time and place are designated as the “Initial Closing”). The Initial Closing is contingent and effective immediately upon the first closing of the Company’s Regulation A+ offering, pursuant to Section 3(b)(2) of the Securities Act of 1933, requiring a minimal threshold of $450,000. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, the difference between the Total Shares Authorized for Sale and the number of shares sold in the Initial Closing (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Series A Preferred Stock, to one or more purchasers.

1.2.2       Each Purchaser, to the extent that such Purchaser, as set forth on the Schedule of Purchasers, is a holder of any Simple Agreement for Future Equity (each, a “SAFE”), Keep it Simple Security (each, a “KISS”), or a Crowd Note (each, a “Crowd Note”) of the Company being converted and/or cancelled in consideration of the issuance hereunder of Series A Preferred Stock to such Purchaser (each, a “Convertible Security” and, collectively, the “Convertible Securities”), hereby agrees that (i) the entire amount owed to such Purchaser under such Convertible Security is being tendered to the Company in exchange for the applicable Series A Preferred Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers, (ii) the Series A Preferred Stock in the amount set forth opposite such Purchaser’s name on the Schedule of Purchasers are issued in full and complete discharge and satisfaction of all obligations of the Company under the Convertible Security, (iii) effective upon the Company’s and such Purchaser’s execution and delivery of this Agreement, without any further action required by the Company or such Purchaser, such Convertible Security (and regardless of whether such Convertible Security is delivered to the Company) and all rights and obligations set forth therein shall be immediately deemed terminated in its entirety and of no further force or effect upon the Initial Closing and (iv) any amendments to such Convertible Security necessary in order to consummate the transactions contemplated hereby and to issue the Series A Preferred Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers are hereby approved in all respects. Furthermore, each such Purchaser hereby unconditionally and irrevocably waives (i) all notices that may be required under its Convertible Security or otherwise in connection with the transactions contemplated hereby, as well as any defaults, events of default and breaches that may have occurred under such Convertible Security, (ii) any pro rata rights such Purchaser may have to purchase its pro rata share of the Series A Preferred Stock pursuant to the Convertible Security hereunder, and (iii) all rights, preferences, and obligations stipulated under such Convertible Security.

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2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, if any, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Agreement Date, except as otherwise indicated.

2.1         Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation and has all corporate power and corporate authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under this Agreement. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

2.2         Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3         Authorization. All corporate action has been taken, or will be taken prior to the applicable Closing, on the part of the Board and stockholders that is necessary for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under this Agreement. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4         Valid Issuance of Shares. The shares of Series A Preferred Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part on the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the offer, sale and issuance of the shares of Series A Preferred Stock to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof for no additional consideration and pursuant to the Restated Charter, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the shares of Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to filings pursuant to Regulation D of the Securities Act and applicable state securities laws, the Common Stock issuable upon conversion of the shares of Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

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2.5         Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to the Company’s knowledge, currently threatened in writing (a) against the Company or (b) against any consultant, officer, director or key employee of the Company arising out of his or her consulting, employment or board relationship with the Company or that could otherwise materially impact the Company.

2.6         Intellectual Property. The Company owns or possesses sufficient legal rights to all Intellectual Property (as defined below) that is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to the Company) of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (collectively, “Intellectual Property”) of any other party, except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to the Company’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other person.

2.7         Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Restated Charter or the Company’s bylaws, or, (b) to its knowledge, of any judgment, order, writ or decree of any court or governmental entity, or, (c) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.8         Title to Property and Assets. The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company. With respect to the property and assets it leases, the Company is in material compliance with each such lease.

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3.           REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows.

3.1         Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2         Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the shares of Series A Preferred Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Series A Preferred Stock. The Purchaser has not been formed for the specific purpose of acquiring the shares of Series A Preferred Stock.

3.3         Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the shares of Series A Preferred Stock with the Company’s management. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4         Restricted Securities. The Purchaser understands that the shares of Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the shares of Series A Preferred Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the shares of Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the shares of Series A Preferred Stock, or the Common Stock into which it may be converted, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Series A Preferred Stock, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5         No Public Market. The Purchaser understands that no public market now exists for the shares of Series A Preferred Stock, and that the Company has made no assurances that a public market will ever exist for the shares of Series A Preferred Stock.

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3.6         Legends. The Purchaser understands that the shares of Series A Preferred Stock and any securities issued in respect of or exchange for the shares of Series A Preferred Stock, may bear any one or more of the following legends: (a) any legend set forth in, or required by, this Agreement; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Series A Preferred Stock represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.7         Accredited Investor Status or Investment Limits. The Purchaser represents that either:

(a)          Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

(b)         The purchaser price, together with any other amounts previously used to purchase Series A Preferred Stock, does not exceed 10% of the greater of Purchaser’s annual income or net worth (or in the case where Purchaser is a non-natural persons, their revenue or net assets for such Purchaser’s most recently completed fiscal year end).

3.8         Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as a full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9         No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the shares of Series A Preferred Stock, or (b) published any advertisement in connection with the offer and sale of the shares of Series A Preferred Stock.

3.10       Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the shares of Series A Preferred Stock.

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3.11       Residence. If the Purchaser is an individual, then the Purchaser resides in the state identified in the address of the Purchaser set forth on the signature page hereto and/or on Schedule 1; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the signature page hereto and/or on Schedule 1. In the event that the Purchaser is not a resident of the United States, such Purchaser hereby agrees to make such additional representations and warranties relating to such Purchaser’s status as a non-United States resident as reasonably may be requested by the Company and to execute and deliver such documents or agreements as reasonably may be requested by the Company relating thereto as a condition to the purchase and sale of any shares of Series A Preferred Stock by such Purchaser.

4.           COVENANTS OF THE COMPANY.

4.1         Information Rights.

4.1.1       Basic Financial Information. The Company shall furnish to each Purchaser and any entity that requires such information pursuant to its organizational documents when available quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

4.1.2       Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Purchaser by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights of any Purchaser whom the Company reasonably determines to be a competitor or an officer, employee, director, or holder of ten percent (10%) or more of a competitor. Each Purchaser shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Purchaser’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Purchaser’s investment in the Company.

4.2         Additional Rights and Obligations. If the Company issues securities in its next preferred equity financing after the date hereof (the “Next Financing”) that (a) have rights, preferences or privileges that are more favorable than the terms of the shares of Series A Preferred Stock, such as price-based anti-dilution protection, or (b) provide all such future investors in the Next Financing other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to the Purchasers with respect to the shares of Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), subject to such Purchaser’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (such documents, the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in such Next Financing. Notwithstanding anything herein to the contrary, subject to the provisions of Section 7.11, upon the execution and delivery of the Next Financing Documents by Purchasers holding a majority of the then-outstanding shares of Series A Preferred Stock held by all Purchasers, this Agreement (excluding any then-existing and outstanding obligations) shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

4.3         Reservation of Common Stock . The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred Stock, all Common Stock issuable from time to time upon conversion of that number of shares of Series A Preferred Stock equal to the Total Shares Authorized for Sale, regardless of whether or not all such shares have been issued at such time.

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5.           RESTRICTIONS ON TRANSFER; DRAG ALONG.

5.1         Limitations on Disposition. Each holder of a SAFE or KISS convertible into shares of Series A Preferred Stock who is subsequently an owner of record shares of Common Stock of the Company issued or issuable pursuant to the conversion of the shares of Series A Preferred Stock and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) shall not make any disposition of all or any portion of any Securities unless:

(a)          there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)          such Holder has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 5.1(a) and (b), no such registration statement or opinion of counsel will be required: (i) for any transfer of any Securities in compliance with the Securities and Exchange Commission’s Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation, or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company, or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member, or stockholder, or (iii) for the transfer without additional consideration or at no greater than cost by gift, will, or intestate succession by any Holder to the Holder’s spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in the case of clauses (ii) and (iii), the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Purchaser under this Agreement.

5.2         “Market Stand-Off” Agreement. To the extent requested by the Company or an underwriter of securities of the Company, each Holder shall not sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or before the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 5.2 will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that such automatic extension will not apply to the extent that the Financial Industry Regulatory Authority has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012) before or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date. In no event will the restricted period extend beyond 215 days after the effective date of the registration statement. For purposes of this Section 5.2, “Company” includes any wholly-owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this Section 5.2 and may impose stop transfer instructions with respect to the Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder shall enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

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5.3         Drag Along Right. If a Deemed Liquidation Event (as defined in the Restated Charter) is approved by each of (i) the holders of a majority of the shares of Common Stock then-outstanding (other than those issued or issuable upon conversion of the shares of Series A Preferred Stock), (ii) the holders of a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Series A Preferred Stock then-outstanding, and (iii) the Board, then each Stockholder shall vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such Stockholder (collectively, the “Shares”) in favor of, and adopt, such Deemed Liquidation Event and to execute and deliver all related documentation and take such other action in support of the Deemed Liquidation Event as may reasonably be requested by the Company to carry out the terms and provision of this Section 5.3, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. The obligation of any party to take the actions required by this Section 5.3 will not apply to a Deemed Liquidation Event if the other party involved in such Deemed Liquidation Event is an affiliate or stockholder of the Company holding more than 10% of the voting power of the Company. “Stockholder” means each Purchaser and Key Holder, and any transferee thereof.

5.4         Exceptions to Drag Along Right. Notwithstanding the foregoing, a Stockholder need not comply with Section 5.3 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)          any representations and warranties to be made by the Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares the Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and, (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law, or judgment, order, or decree of any court or governmental agency;

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(b)          the Stockholder will not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(c)          the liability for indemnification, if any, of the Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties, and covenants provided by all stockholders), and except as required to satisfy the liquidation preference of the Series A Preferred Stock, if any, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)          liability will be limited to the Stockholder's applicable share (determined based on the respective proceeds payable to each Stockholder in connection with the Proposed Sale in accordance with the provisions of the Restated Charter) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to the Stockholder in connection with the Proposed Sale, except with respect to claims related to fraud by the Stockholder, the liability for which need not be limited as to the Stockholder;

(e)          upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock unless the holders of at least a majority of Series A Preferred Stock elect otherwise, (ii) each holder of a series of Series A Preferred Stock will receive the same amount of consideration per share of such series of Series A Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of at least a majority of the Series A Preferred Stock elect to receive a lesser amount, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Charter in effect immediately prior to the Proposed Sale.

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6.           PARTICIPATION RIGHT.

6.1         General. Each Purchaser has the right of first refusal to purchase the Purchaser’s Pro Rata Share of any New Securities (as defined below) that the Company may from time to time issue in the Next Financing, provided, however, the Purchaser will have no right to purchase any such New Securities if the Purchaser cannot demonstrate to the Company’s reasonable satisfaction that such Purchaser is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act or otherwise eligible to purchase such New Securities under applicable securities laws. A Purchaser’s “Pro Rata Share” means the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock owned by such Purchaser, to (b) that number of shares of the Company’s capital stock equal to the sum of (i) all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and (ii) all shares of the Company’s capital stock reserved and available for future grant under any equity incentive or similar plan..

6.2         New Securities. “New Securities” means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the Agreement Date and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the Agreement Date to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series A Preferred Stock issued pursuant to this Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act; and (h) any other shares of Company’s capital stock, the issuance of which is specifically excluded by approval of the Board.

6.3         Procedures. If the Company proposes to undertake an issuance of New Securities, it shall give notice to each Purchaser of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities. Each Purchaser will have (10) days from the date of notice, to agree in writing to purchase such Purchaser’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Purchaser’s Pro Rata Share).

6.4         Failure to Exercise. If a Purchaser fail to exercise in full the right of first refusal within the 10-day period, then the Company will have one hundred eighty (180) days thereafter to sell the New Securities with respect to which the Purchasers’ rights of first refusal hereunder was not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Purchasers. If the Company has not issued and sold the New Securities within the 180-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering those New Securities to the Purchasers pursuant to this Section 6.

7.           GENERAL PROVISIONS.

7.1         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Stockholder may transfer Shares unless each transferee agrees to be bound by the terms of this Agreement.

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7.2         Governing Law. This Agreement is governed by the Governing Law, regardless of the laws that might otherwise govern under applicable principles of choice of law.

7.3         Counterparts; Facsimile or Electronic Signature. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.4         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to sections or subsections within this set of Agreement Terms shall be deemed to be references to the sections of this set of Agreement Terms contained in Exhibit B to the Agreement, unless otherwise specifically stated herein.

7.5         Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications must be sent to the respective parties at their address as set forth on the signature page or Schedule 1, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 7.5.

7.6         No Finder’s Fees. Each party severally represents to the other parties that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser shall indemnify, defend, and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company shall indemnify, defend, and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7         Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement.

7.8         Amendments and Waivers. Except as specified in Section 1.2.1, any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Purchasers holding a majority of the then-outstanding shares of Series A Preferred Stock (or Common Stock issued on conversion thereof). Notwithstanding the foregoing, the addition of a party to this Agreement pursuant to a transfer of Shares in accordance with Section 7.1 will not require any further consent. Any amendment or waiver effected in accordance with this Section 7.8 will be binding upon the Purchasers, the Key Holders, each transferee of the shares of Series A Preferred Stock (or the Common Stock issuable upon conversion thereof) or Common Stock from a Purchaser or Key Holders, as applicable, and each future holder of all such securities, and the Company.

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7.9         Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

7.10       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

7.11       Termination. Unless terminated earlier pursuant to the terms of this Agreement, (x) the rights, duties and obligations under Section 4 and will terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act, (y) notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) will terminate upon the closing of a Deemed Liquidation Event as defined in the Company’s Restated Charter, as amended from time to time and (z) notwithstanding anything to the contrary herein, Section 1, Section 2, Section 3, and this Section 6 will survive any termination of this Agreement.

7.12       Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the personal jurisdiction of the Dispute Resolution Jurisdiction for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement; (b) shall not commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Dispute Resolution Jurisdiction; and (c) hereby waives, and shall not assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the personal jurisdiction of the Dispute Resolution Jurisdiction, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, or the subject matter hereof and thereof may not be enforced in or by the Dispute Resolution Jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY: NOWRX, INC.

By:	/s/ Cary Breese

Name:	Cary Breese

Title:	Chief Executive Officer

NowRx – Signature page to Series a Conversion Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

KEY HOLDER:

NowRx – signature page to Series A Conversion Agreement